UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2019

Brigham Minerals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38870	83-1106283
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5914 W. Courtyard Drive, Suite 150

Austin, TX 78730

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (512) 220-6350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01	MNRL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On December 11, 2019, Brigham Minerals, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) of an aggregate of 11,000,000 shares of Class A Common Stock, including 6,000,000 shares of Class A Common Stock to be issued and sold by the Company and an aggregate of 5,000,000 shares of Class A Common Stock to be sold by the Selling Stockholders, each at a price to the public of $18.10 per share ($17.376 per share net of underwriting discounts and commissions). Pursuant to the Underwriting Agreement, the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an aggregate of 1,650,000 additional shares of Class A Common Stock to cover over-allotments (the “Option”). On December 13, 2019, the Underwriters exercised the Option in full. The material terms of the Offering are described in the prospectus, dated December 11, 2019 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 13, 2019, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1 (File No. 333-235413), initially filed by the Company on December 9, 2019.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on December 16, 2019, and the Company received proceeds from the Offering of approximately $103.6 million (net of underwriting discounts, commissions and estimated offering expenses payable by the Company). As described in the Prospectus, the Company intends to contribute all of the net proceeds from the Offering to Brigham Minerals Holdings, LLC, a Delaware limited liability company (“Brigham LLC”), in exchange for additional units in Brigham LLC. Brigham LLC will use a portion of the net proceeds to repay the outstanding indebtedness under the Company’s revolving credit facility and the remaining net proceeds to fund future acquisitions of mineral and royalty interests. The Company did not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage activities and other financial and non-financial activities and services. As more fully described under the caption “Underwriting (Conflicts of Interest)” in the Prospectus, certain of the Underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company for which they received or will receive customary fees and expenses. In particular, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC, RBC Capital Markets, LLC, UBS Securities LLC or their affiliates are lenders under the Company’s revolving credit facility and, as a result, will receive a portion of the net proceeds from this offering in the form of the repayment of such existing indebtedness.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of December 11, 2019, by and among Brigham Minerals, Inc., certain selling stockholders and Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIGHAM MINERALS, INC.

By:	/s/ Blake C. Williams
Name:	Blake C. Williams
Title:	Chief Financial Officer

Dated: December 16, 2019

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